Exhibit 10.2

ANNULMENT OF SHARE PURCHASE AGREEMENT

 THIS ANNULMENT OF SHARE PURCHASE AGREEMENT (this "Agreement") is made as of  December 1, 2011,  (the "Effective Date"), by and between (a) Triple 8 Limited, a Cyprus company (the "Company"), (b) 888 Markets (Jersey) Limited, a Jersey company (the "Investor"), (c)  HAM LIMITED  a company registered in Nevis ("HAM");  (d) AP Holdings, a company registered in Jersey ("AP"), and  (e) Forex International Trading Corp, a Nevada company (the "Forex") (the Company ,  the Investor ,  HAM ,  AP  and Forex, each a "Party" and collectively, the "Parties").

WHEREAS, the Company and the Investor are parties to that certain Share Purchase Agreement dated November 10, 2008, pursuant to which the Investor purchased from the Company 19,920 ordinary shares of the Company (the "Shares") that represents approximately 49.9% of the Company at such time (the "SPA"); and

WHEREAS, the Investor, HAM, AP Holdings and Forex hereby declare and represent to the Company that:

(1)         on December 1, 2011, the Investor and HAM entered into an agreement (the "Investor-HAM Agreement") pursuant to which the Investor and HAM agreed to transfer 90% of the Shares (i.e.: 17,928 ordinary shares of the Company) (the "Waived Shares") to HAM for a remaining balance due of $750,000 (all as set forth in the Investor-HAM Agreement attached hereto as Exhibit (A));

 (2)         HAM previously entered into an agreement to transfer its interest in the Company to Forex; an agreement in which Forex defaulted for cause and therefore failed to pay balances owing on notes with respect  the total acquisition consideration when due;

(3)         Investor and Mr Jack Lahav ("Lahav") agreed that the Investor shall assign to Lahav the right to 10% of the Shares (i.e.: 1992 ordinary shares of the Company) (the "Lahav Shares"); and

(4)         AP HOLDINGS consented to the transactions set forth in (A), (B) and (C) above;

WHEREAS, subject to the terms set forth in this Agreement which apply to the Company and the Investor, the Parties wish to declare the SPA null and void, and

WHEREAS, the Investor, HAM, AP and Forex hereby declare that each of the above referenced transfers to Forex are null and void;

NOW, THEREFORE, in consideration of the mutual covenants and representations herein set forth, the Parties agree as follows:

1. Subject to Section 8 hereto, and fulfillment of all the terms and conditions of this Agreement applicable to the Company and the Investor, the SPA is hereby declared null and void.

2. Subject to Section 8 hereto, and until the date on which conditions of Sections 5 and 7 have been satisfied in full, the Investor, HAM, AP and Forex hereby acknowledge and agree that, except for the Lahav Shares, the Company has not, and will not, issue any shares, or grant  any securities, to the Investor, HAM, AP or Forex, or any person or entity related thereto, whether by virtue of the SPA, any other verbal or written agreement, law or otherwise.

3. Subject to Section 8 hereto, and until the date on which conditions of Sections 5 and 7 have been satisfied in full the Company irrevocably undertakes not to alter the number of issued share of the Company.

4. The Parties hereby acknowledge that, pursuant to the SPA and prior to the Effective Date hereof, the Investor, HAM, AP and/or Forex had furnished certain amounts to the Company, and hereby agree that the Company shall repay an aggregate total amount (which includes interest) of US $2,800,000 as agreed repayment thereof (the "Agreed Repayment Amount"), and that such Agreed Repayment Amount shall be made to HAM in accordance to its instructions set forth in Section 6 hereto.

5. The Agreed Repayment Amount shall be made by the Company as follows:

5.1. Not later than 3 business days from the Effective Date, the Company shall repay an amount of US $1,000,000;

5.2. On the 10th day of each of the 10 calendar months commencing on January 10th , 2012 and ending on October 10th, 2012, the Company shall repay an amount of US $100,000 (and, in the aggregate for all payments set forth in this Section 5.2, an amount of US $1,000,000); and

5.3. On the 10th of November 2012, the Company shall repay an amount of US $800,000.

6. HAM hereby instructs the Company, and each of the Investor, AP and Forex hereby agree, that each of the payments set forth in Section 5 above shall be divided and disbursed by the Company by means of a wire transfer to two separate bank accounts, and allocated between them, all as set forth in to Exhibit 4 attached hereto: to the bank account of Lanatech Limited care of:

Bank: Royal Bank of Scotland International;
Bank address: Royal Bank House, 71 Bath Street, St Helier, Jersey, JE4 8PJ;
Account number:                                 50596201;
IBAN: GB77RBOS16102850596201;
Account name: Lanatech Limited.

 and to   Forex's attorney trust bank account:

 Name of Account:       Fleming PLLC
Bank:                              Citibank
                                        330 Madison Avenue
                                        New York, New York 10017
ABA:                              021000089
Account #:                    9936861271
Swift:                              citius33

7. A delay in payment by no more than 14 days (for other than the initial payment of $1,000,000 and the payment for legal fees of $10,000 that shall be paid in 3 days) shall not constitute a breach of this Agreement. For the avoidance of doubt, a day which is deemed a Banking Holiday in Cyprus, Jersey, Channel Islands, or the USA shall not count as one of such days.

8. If any payment set forth in Section 5 above shall not be made in full as required pursuant to this Agreement within 60 days from its applicable date of payment (for other than the initial payment of $1,000,000 and the payment for legal fees of $10,000 that shall be paid in 3 days) (for each payment - the "Last Date for Payment"), then such failure shall be deemed an event of material default, which shall result in all of the following events occurring:  (i) as sole and exclusive remedy of the Investor, HAM, AP and Forex for such non-payment, the Company shall issue to Forex (and not to any other Party) all Waived Shares within 7 days from such Last Date for Payment; (ii) all amounts previously paid pursuant to this Agreement shall NOT BE  returned to the Company, and shall be considered as both  liquidated damages and compensation payments that shall NOT BE returned to the Company in any way; and  (iii) this Agreement shall promptly terminate, and no further payment shall be made by the Company on account whereof.

9. As between the Investor, HAM, AP and Forex, it is agreed that in the event that the Waived Shares are issued to Forex pursuant to Section 8 above, then concurrently, and not later than Five business days from the date on which the Shares are issued to Forex, Forex shall issue to the Investor such number of shares as represents the pro-rata amount of shares for which the Investor has not received cash compensation based on the following formula: $750,000 USD representing 25% of all Shares; if and to the extent Lanatech Limited has not received $750,000 in cash as set forth herein, then any portion of such $750,000 amount not paid shall result in the Investor receiving a pro-rata amount of all Shares (e.g., if  Lanatech Limited were to only receive $375,000 pursuant to this agreement, then the Investor shall be entitled to hold 12.5% of all shares). ;

10. The Investor, HAM, AP and Forex hereby agree and acknowledge that the Agreed Repayment Amount provides adequate and final payment thereto under this Agreement, the SPA or otherwise, and that they, or any person or entity on their behalf or stead, or any affiliated person or entity thereof, shall not be entitled to receive any further payment or (except as set forth in Section 8 hereto, to the extent applies) any securities (including Company shares).

11. Subject to consummation of the Transactions contemplated hereby, and provided the Company received from Lavav, a written notice instructing the Company to issue the Lahav Shares either to Lahav or to an entity wholly owned by Lahav, the Company shall, within 7 days of receipt of such written instruction, issue to Lahav or to such entity the Lahav Shares.

12. Subject to the fulfillment of the Parties respective obligations hereunder, each Party hereby forever irrevocably waives any claim, legal or otherwise, against the other Party or any of its subsidiaries or any of their shareholders, directors, officers and employees, and releases the same, including with respect to any claims regarding any matters relating to the sale or purchase of any shares or other securities of the Company, or any payment made or to be made, whether by virtue of the SPA, any other verbal or written agreement, law or otherwise.

13. Without derogating from the above, the Parties hereby agree and confirm that should a claim or demand be brought by the Investor, HAM, AP, Forex, Lahav or Lanatech Limited, or any person or entity on their behalf or stead, or any affiliated person or entity thereof (each, a "Non-Company Entity"), against the Company, its subsidiaries, parent or affiliated companies, or against any of their respective officers, directors, shareholders, employees, consultants and advisors (each, a "Company Entity"), alleging that any Non-Company Entity is entitled to any further amount, or (except as set forth in Section 8 hereto, to the extent applies) to any securities (including shares of the Company), whether by virtue of the SPA, any other verbal or written agreement, law or otherwise, or with respect to or the conduct of the Company at any time including, without limitation, any action taken or any omission to take any action on behalf of the Company, before or following the Effective Date hereof ("Claim"), then any loss, expense or payment (whether by cash, securities or otherwise) suffered by any Company Entity as a result thereof, may be (without derogating from any other remedy available to such Company Entity by law, agreement or otherwise) set off against any portion of the Agreed Repayment Amount not actually repaid until such time.

14. It is hereby agreed that the $75,000 loan previously advanced to the company by the Investor is hereby waived, and the Company shall not be required to repay any amount (whether by cash or otherwise) on account whereof.

15. This Agreement shall be governed in all respects by the internal laws of Cyprus. The appropriate courts in Cyprus shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.

16. This Agreement embodies the entire understanding and agreement between the Parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  Except as expressly made herein, the Company makes no representation or warranty concerning any matter, including without limitation, the business prospects of the Company.  This Agreement shall not be amended except by an instrument in writing signed by the Parties.

17. All notices and other communications required or permitted hereunder shall be deemed sufficiently made if given in writing and delivered in person, or sent by telecopy, electronic mail, overnight delivery service or certified or registered mail:

17.1. if to the Investor, at the Investor's address set forth in the SPA, or at such other address as the Investor shall have furnished to the other Parties in writing;

17.2. if to HAM, to Willem De Zwijgerlaan 276Amsterdam 1055RE, Holland, or at such other address as HAM shall have furnished to the other Parties in writing;

if to AP, to Dominika Mandica 21Zagreb Croatia 10090, or at such other address as AP shall have furnished to the other Parties in writing;

17.3. if to Forex, to Fleming PLLC  49 Front Street, Suite 206, Rockville Centre New York 11570 United States of America ,or at such other address as Forex shall have furnished to the other Parties in writing; or

17.4. if to the Company, at the Company's address set forth in the SPA, or at such other address as the Company shall furnish to the other Parties in writing.

17.5. Any such notice shall be deemed to have been received, if personally delivered, or sent by telecopy, electronic mail or overnight delivery service, on the date of delivery, or, if mailed on the second day after the day on which the letter is posted.

17.6. Each Party hereto shall pay its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.; notwithstanding the foregoing, not later than three business days following execution of this Agreement, by all Parties; a US $10,000  payment for legal costs shall be made by the Company to Lanatech Limited which shall be deducted and offset  from the $100,000 amount owing in the payment to be made January 1, 2012.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY Triple 8 Ltd	INVESTOR 888 Markets (Jersey) Limited

Name: Dementra Cosma Eagle	Name: AJ Rothsell and L. Braitelle
Title: Director	Director:
/s/ Dementra Cosma Eagle	(subject to Eratum and amendment document to annulment of share purchase agreement)
Name
Director:

Forex International Trading LTD
By: /s/ Liat Franco Name: Liat Franco Title : CEO

BY:	BY:

H.A.M Holdings	AP Holdings LTD
By:/s/ Oz Har Adir Name: Oz Har Adir Title : Director Date: 4/12/2011	By:/s/ Shalom Atia Name: Shalom Atia Title : Director Date: 5/12/2011

Exhibit (A)

Exhibit 4

ALLOCATION OF PAYMENTS

A) FIRST PAYMENT OF $1,000,000:

           A-1)  TO LANATECH LIMITED: $268,000

           A-2)  TO FOREX INTERNATIONAL TRADING:  $732,000

B)  PAYMENT OF FIRST $100,000 PAYMENT (LESS $10,000 ADVANCE IS $90,000)

           B-1) $ 21,786 to Lanatech Limited

           B-2) $ 68,214 to Forex International Trading

C) SECOND THROUGH TENTH PAYMENTS OF $100,000

           C-1) $26,786 to Lanatech Limited

           C-2) $73,214 to Forex International Trading

D) FINAL PAYMENT OF $800,000

           D-1) $258,140 Lanatech Limited

           D-2) $541,860 to Forex International Trading